Exhibit 10.2

Chairman of the Board Agreement

Entered into on April 30, 2013

By and Between

Cellect Biotechnology Ltd. a private company number 514625805 From 10 Hataas Street, Kfar Saba 4442510 (the Company)	The first party

And

Mr. Kasbian Nuriel Chirich ID number 055365860 from 21 Unizman Street Tel Aviv Jaffa (the chairman or the employee)	The second party

Whereas	The chairman serves as the Company's chairman from its establishment date

And whereas	The Company’s shareholders are about to perform a share exchange transaction under section 103t with a "shell company" (the public company) such that after the exchange the Company shall be a subsidiary wholly owned by the public company;

And whereas	The chairman is a candidate for serving after the transaction as the Company's chairman of the Board and as the chairman of the Board of the public company and the Company is interested in such employment (the position) as specified in this agreement and all according to the manner, conditions and consideration set forth in this agreement as follows;

And whereas	The chairman declares that he has the capability, skills, reliability, and the experience necessary for fulfilling the position;

And whereas	The chairman declares that there is no legal and/or contractual and/or other prevention for his employment in the position;

And whereas	The parties wish to settle the terms of the commitment with the chairman in the public company and the Company under this agreement as detailed below;

Now therefore, it was stated, agreed and stipulated by and between the parties as follows:

1.	Preamble

The preamble to this agreement constitutes an integral part thereof.

The headings of the sections were purported for convenience only and shall not derogate from the provisions of the agreement and/or constitute interpretation tool.

2.	The role and purpose of the agreement

2.1	This agreement is personal and unique and beyond what is stated in the agreement no other agreements shall apply to the parties.

2.2	The employee shall be employed by the Company as an active chairman of the board of the Company and the public company at a aggregate scope of 50% position.

2.3	The parties are aware that after the completion of the transaction, the chairman shall be employed as an employee of the public company and as such shall serve even as the chairman of the Company.

3.	Employment commencement date

3.1	The agreement is valid from April 30, 2013.

3.2	This agreement is valid for 36 months and shall be renewed for additional periods of 36 months subject to obtaining the approvals required under the law.

4.	The chairman's personal confidence and obligations

4.1	The chairman shall be meticulous about complying with the provisions of any law, with all the rules and provisions to be issued from time to time by the authorities that shall supervise and/or regulate the activity of the Company and its employees in connection with managing the Company's business affairs and shall comply with the Company's internal guidelines and procedures as shall be from time to time.

4.2	The chairman commits to fulfill his position in the Company diligently and loyally and devote in working for the Company all his knowledge, experience, business time and energy, and act, to the best of his ability, diligently, efficiently and loyally for promoting the Company, its benefits and success according to the Company's guidelines and procedures.

4.3	The chairman commits to attend and participate actively in the Company's Board meetings during the term of the agreement and be involved in the Company's activity and to be at its disposal according to the Company's guidelines and policy, as shall be from time to time.

4.4	During the term of this agreement, the chairman shall not receive, directly or indirectly, any payment or other benefit from any party who is directly or indirectly involved in working with the Company, including from customers or suppliers of the Company.

4.5	During the term of his employment in the Company, the chairman shall not be involved, directly or indirectly, in any other business, company, occupation, directly or indirectly, which may be in conflict of interests with the activity of the public company and/or the Company.

4.6	The chairman commits to notify the Company's management immediately and with no delay of any matter or issue for which him or his family members may have a personal interest or that may create a conflict of interests with his position in the Company.

5.	Wages and conditions

5.1	In return for the chairman's work in the Company, the chairman shall be entitled to wages and conditions as specified in the "Summary of employment conditions" which is attached to this agreement as Appendix A and constituting an integral part thereof.

5.2	It is clarified that as the Company's chairman, the latter shall be at the disposal of the Company for the purpose of fulfilling his position at hours and days beyond the regular working hours and days, as necessary. The chairman warrants and represents that he is aware that his position is a management position that requires a unique measure of personal confidence and accordingly the work hours and rest law – 1951 shall not apply to him while working at the Company. The chairman shall not be entitled to payments or any additions for overtime and/or for surplus hours or rest days and his monthly wage, as specified in this section, as above, was calculated to include a full compensation for his work at any scope necessary, according to the work requirements.

6.	Confidentiality

6.1	The chairman warrants and represents that he is aware and he agrees that in the course of his work and confidence relations he is exposed and shall be exposed to a valuable commercial-professional information in all that concerns the Company's business affairs as shall be from time to time (the Company's area of activity) and to various commercial contacts. This information is the exclusive property of the Company and its disclosure to any party or its use by the chairman may harm and damage severely the Company.

6.2	The chairman warrants and represents to keep in confidentiality and not disclose or deliver to any person or entity, including companies in which the chairman is active and not use, himself or on behalf of a third party, directly or indirectly – whether the secrets, information and the documents below came to his attention as a result of his work in the Company or otherwise, as long as those did not become a public domain:

6.3	Commercial secrets and/or other secrets of the Company, information directly or indirectly related to its property, business affairs, affairs, the Company's reputation, its customers and suppliers and of the people and/or the entities related to the Company, including information regarding the Company's area of activity and any information relating and/or concerning the aforesaid, including but without derogating from the generality of the foregoing – the Company's R&D subjects, manufacturing methods, processes, prices, calculations, terms of agreement with customers and suppliers, drawings, documents and secrets whether the above secrets and information came to the attention of the chairman due to his work in the Company or that came to him by any other manner (the secrets/the information, as the case may be) and any document, memo, record, report, summary, plans, letters or other documents of the Company including electronic documents and computer software and encrypted information and/or information saved in any media with respect to the above information and secrets, in whole or in part, whether prepared by him or by another (the documents).

6.4	Information - whether written or verbal and in any media used or that may be used by the Company in its business, and/or provides the Company with a commercial advantage over its competitors coming to the information of the Company's chairman and/or in the context and/or during the performance of his position in the Company.

6.5	The chairman approves that he is aware that all of the above secrets, information and documents – are vital business and proprietary information of the Company which is not a public domain and cannot be easily discovered by others, which its secrecy confers on the Company a commercial advantage over its competitors and the Company takes reasonable measures to maintain its secrecy.

6.6	The chairman warrants and represents that he shall keep in confidentiality the information, as defined in this section, of the Company or related companies or of the Company's customers, as detailed below, shall not deliver to any person and/or entity outside the Company and shall not use such information or disclose it, by deed or omission, without the Company's consent in advance and in writing unless the disclosure is necessary for fulfilling his position in the Company.

6.7	The above obligations shall be valid at any time after the employment period of the chairman until such secrets, information and documents become a public domain.

7.	Intellectual property

7.1	The chairman commits that all know how and/or copyrights including without limiting moral rights and/or all intellectual property rights of any type, including any development and/or drawing and/or representations and/or advertising and/or review and/or other material, shall be the property of the Company and the chairman and/or anyone acting on its behalf shall not have any right, grievance, claim, demand of any type other than the consideration paid under the provisions of this agreement which constitutes the full and only consideration for the chairman services and the consideration fruits of any type.

8.	Employment restrictions

8.1	For a period of 6 months from the end of the chairman employment period (the restriction period) for any reason whatsoever, the chairman shall not engage, directly or indirectly, as a salaried employee and/or partner and/or otherwise in a business competing with the Company's businesses as they were prior to the actual employment termination in the Company.

8.2	The chairman commits that for a year from the employment termination date in the Company he shall not maintain by himself and/or through anyone on its behalf any business or commercial contact whether on its own initiative or otherwise by a third party with those who were at the employment termination date and/or during the year preceding the termination date and/or are managers of the Company, with customers of the Company and any company/competitor of the Company, whether as employer, contractor, partner, advisor, manager and/or otherwise in all that relates to the Company's area of activity as was on the employment termination date.

8.3	The chairman commits not to offer, directly or indirectly, work or employment to the Company's employee and/or a former employee of the Company and/or not to accept such an offer from the Company's employee and/or a former employee of the Company and/or not to employ him in any business for any purpose and in any place and/or not to be in any business contact with him for a year from the termination of work relations between the chairman and the Company.

8.4	"The Company" for the purpose of this section - including corporations relating to the Company at present or in the past.

8.5	"Employee" and "former employee" for the purpose of this section – including corporations controlled by the Company.

9.	Early notice and termination of work relations

9.1	Each party may terminate this agreement by an early notice to the other party of 6 months in advance and in writing.

9.2	In the cases listed below, the Company may discontinue immediately the employment of the chairman, with no early notice, and with no severance pay or any other payment:

9.2.1	In the circumstances set forth in the law of early notice for dismissal and resignation – 2001.
9.2.2	Had the chairman materially breached this agreement.
9.2.3	In case it was found out that the chairman acted dishonestly and disloyally towards the Company and/or maliciously harmed the Company and/or abused his position.
9.2.4	Had the chairman been arrested for suspicion of committing a criminal offense and/or was convicted of a disgraceful criminal offense or an offense which its circumstances are such that its continued employment shall damage the Company, as per the management, whether or not the offense is related to its work in the Company.

9.3	The chairman shall return to the Company the entire equipment, documents and information including the information saved by electronic means and/or otherwise.

9.4	The chairman shall return any other material coming to him in the course of his employment in the Company or that was prepared by him in connection with his work in the Company.

10.	General provisions

10.1	In case of disputes between the parties concerning their obligations and/or the interpretation of a certain provision of the provisions of this agreement, the matter shall be decided exclusively by a court in Tel Aviv having subject matter jurisdiction.

10.2	In any event where the Company pays the chairman monies under circumstances conferring the right to receive refunds from the national insurance institute, the chairman shall produce to the Company the confirmations required so that the Company shall be able to claim due funds from the national insurance institute.

10.3	All of the amounts payable to the chairman or to his credit under the employment agreement and all the cash equivalent benefits granted to the chairman under this agreement, are gross amounts and are subject to deduction of taxes and other compulsory payments as required by law.

10.4	In a case where any party shall not use any right conferred upon him under this agreement or under any law, it shall not be deemed as a waiver of such right and he shall be entitled to reuse these rights. Delay or waiver claims shall not be available to the violating party.

10.5	Any change in the provisions of this agreement or a waiver of any party shall be in force and effect only if approved by that party in writing.

10.6	The addresses of the parties for the purpose of this agreement are as specified in the preamble of this agreement. Any notice sent by registered mail to the other party according to its address, as aforesaid, shall be deemed as if it was received by the addressee three days after its delivery to the post office and if it was hand delivered – upon its delivery.

10.7	Upon signing this agreement, all agreements, documents and understandings among the parties are null and void and any change of this agreement shall be made in writing only.

10.8	This agreement constitutes a written notice to the employee regarding his work conditions as required by the notice to employee law (work conditions) – 2002.

In witness whereof we executed this agreement

/s/ Cellect Biotechnology Ltd.	/s/ Kasbian Nuriel Chirich
Cellect Biotechnology Ltd.	Kasbian Nuriel Chirich

Appendix A – summary of employment conditions and monetary conditions

Name of employee: Kasbian Nuriel Chirich

Position: chairman of the Company's board

Employment commencement date: April 30, 2013

1.	Scope of position: 1/2 time position
2.	Wages:

2.1	Subject to the provisions of this agreement and the compliance with all of the chairman's obligations under this agreement, the chairman shall be entitled to NIS 10,000 per month effective from the date of consummating the merger transaction of the Company with TRF Capital Ltd. (the base wage).
2.2	Effective from the date on which the public company and the Company shall consummate a aggregate capital raising of over $ 2 million (the investment event), the chairman shall be entitled to an additional wage of NIS 5,000 per month for each investment event and up to a cap of NIS 20,000 per month (the updated wage).
2.3	The base wage and the updated wage shall be called in Appendix A "the wage", as the case may be.
2.4	The wage shall be paid to the chairman until the ninth day for each calendar month for the previous calendar month provided that this day is a business day.
2.5	The wage shall represent the basis for calculating vacation, sick leave, severance pay, early notice, provisions to pension funds/ managers insurance, provident funds and advanced study funds.

3.	Bonus:

3.1	in addition to the wage specified in the above section 2, in the event that the public company and the Company shall consummate a aggregate capital raising, the chairman shall be entitled to a bonus as detailed below:
3.1.1	To the extent that the aggregate capital raising shall be between $1 million to $2 million, the chairman shall be entitled to a onetime bonus of 0.75% of the total aggregate capital raising.
3.1.2	To the extent that the aggregate capital raising shall be in excess of $2 million, the chairman shall be entitled to a onetime bonus of 1% of the total aggregate capital raising.

4.	Reimbursement of travel expenses:

4.1	in addition to the wage specified in the above section 2, the chairman shall be entitled to reimbursement of travel expenses in the course of works in the Company. In the framework of foreign travel on behalf of the Company, the chairman shall be entitled to fly in business class (for trips further than Europe) and the accommodation expenses abroad shall be paid by the Company. The Company shall issue general insurance policy and full medical insurance for the chairman during his stay abroad.

5.	Managers' insurance:

5.1	According to the wages, effective from the employment commencement date of the chairman and subject to directives to be provided from time to time by the income tax commission and the maximum deductible amount, the Company shall pay a recognized insurance company under the managers' insurance an amount equal to 8 1/3% for severance pay and 5% for compensation from wages. In addition, 5% of the wages shall be provided by the Company to the insurance company out of the total wages, as a participation of the chairman for the managers' insurance for compensation.

5.2	All of the Company's provisions at a rate of 8 1/3% including linkage differentials, interest and any other gain deriving therefrom, shall be on account and in lieu of severance pay for the chairman or his survivors if such entitlement is resulted according to the general approval granted by the minister of labor and welfare and pursuant to the provisions of section 14 of the severance pay law – 1963 Appendix B.

5.3	All amounts accumulated from the above provisions shall be fully owned by the manager from the date of the provision and the Company may not delay them in any way whatsoever unless the manager was dismissed under circumstances that do not entitle him to severance pay where then the Company may deny/reduce the severance pay amount according to the law.

6.	Advanced study fund:

6.1	The chairman shall be entitled to advanced study fund, at his choice, effective from the commencement of his employment.

6.2	The Company shall provide every month 7.5% of the wages to the advanced study fund and deduct and provide 2.5% of the chairman's wages to such fund. The amounts provided shall be owned and in the name of the chairman from the provision date.

6.3	The above provisions shall be made from the portion of the wages up to the maximum allowed for tax purposes as shall be changed from time to time.

7.	Annual vacation:

7.1	The chairman shall be entitled to paid annual vacation of 25 days every year.

7.2	The right to accumulate vacation shall not exceed the total vacation days accumulated in two years.

8.	Sick leave:

8.1	The chairman shall be entitled to paid sick leave according to the law.

8.2	(forever young but there is a limit)

9.	Recreation:

9.1	The chairman shall be entitled to paid recreation days according to the law.

In witness whereof we executed this document:

/s/ Cellect Biotechnology Ltd.	/s/ Kasbian Nuriel Chirich
Cellect Biotechnology Ltd.	Kasbian Nuriel Chirich

Appendix B

A general approval regarding employers' payments to a pension fund and insurance fund in lieu of severance pay

Under severance pay law – 1963

Pursuant to the authority vested in me under Section 14 of the Severance Pay Law, - 1963 (the "Law"), I hereby confirm that the payments paid by an employer effective with publication date of publication of this approval for his employees to a comprehensive pension in a provident fund that is not an insurance fund within the meaning of the Income Tax Regulations (rules on the approval and management of provident funds) - 1964 (the "Pension Fund"), or to managers' insurance including the possibility of an annuity or a combination of payments to annuity plan and to a plan that is not for a pension in such insurance fund (the "insurance fund"), including payments paid through a combination of payments to a pension and insurance funds, whether or not there is a pension plan in the insurance fund (the "Employer Payments"), will be in lieu of the severance pay due to the employee in respect of the salary from which said payments were made and for the period payments were made (Exempt wages) provided that all of the following were met:

1.	Employer payments

a.	To a pension fund, payments that are not less than 14 -1/3% of the exempt wages or 12% of the exempt wages if the employer pays for his employee payments in addition to supplement severance pay to the severance pay fund or to insurance fund in the name of employee at a rate of 2-1/3% of the exempt wages. If the employer does not pay in addition to 12% the 2-1/3% as above, the payments will be in lieu of only 72% of the employee's severance pay;

b.	To an insurance fund, payments that are not less than one of the following:

1)	13-1/3% of the exempt wages if the employer pays for his employee also payments to secure monthly income in the event of work disability in a plan approved by the commissioner of capital market and insurance and savings in the Ministry of Finance at a rate required to secure at least 75% of the exempt wages or 2.5% of the exempt wages, whichever is lower ("payment for work disability insurance");

2)	11% of the exempt wages if the employer paid insurance payments for work disability insurance and in this case the employer payments will be in lieu of 72% of the severance pay of the employee provided that; the employer paid in addition to these payments also payments for supplementing the severance pay severance to severance pay fund or to an insurance fund in the name of the employee at the rate of 2-1/3% of the exempt wages, the employer payments will be in lieu of 100% of the employee's severance pay.

2.	Not later than three months after making the employer payments, a written agreement entered into between the employer and the employee containing the following –

a) the employee's consent to the arrangement according to this approval under the version specifying the payments of the employer and the pension fund and insurance fund, as the case may be; the agreement also shall include the version of this approval;

b) a waiver of the employer in advance of any right it may have for a refund of monies from his payments unless the employee's right to severance pay was denied in a ruling under sections 16 or 17 of the law and to the extent such right was denied, or in the event that the employee withdrew money from the pension fund or the insurance fund not due to a qualifying event; In this regard, "qualifying event" - death, disability, or retirement at age of sixty or more. This approval does not derogate from the employee's severance pay right under the law, collective agreement, expansion order or labor agreement in respect of wages in excess of the exempt wages.

3.	This approval does not derogate from the employee's severance pay right under the law, collective agreement, expansion order or labor agreement in respect of wages in excess of the exempt wages.

/s/ Cellect Biotechnology Ltd.	/s/ Kasbian Nuriel Chirich
Cellect Biotechnology Ltd.	Kasbian Nuriel Chirich

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